Item 26. Exhibit (k)

[MassMutual letterhead appears here.]

November 19, 2015

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111

RE:

Massachusetts Mutual Life Insurance Company

Massachusetts Mutual Variable Life Separate Account I

Pre-Effective Amendment No. 1 to Registration Statement on Form N-6

Prospectus Title: Strategic Group Variable Universal Life® II

File Nos. 333-206438 and 811-08075

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 for Massachusetts Mutual Life Insurance Company’s (MassMutual) group flexible premium variable adjustable life insurance certificates (Certificates) issued to individuals under a group life insurance policy. Massachusetts Mutual Variable Life Separate Account I issues the Certificates and the policy.

As Senior Vice President and Deputy General Counsel for MassMutual, I provide legal advice to MassMutual in connection with the operation of its variable products. In such role I am familiar with the filing for the Certificate. In so acting, I have made such examination of the law and examined or supervised the examination of such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. For purposes of such examinations, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, I am of the following opinion:

1.	MassMutual is a valid and subsisting corporation, organized and operated under the laws of the Commonwealth of Massachusetts and is subject to regulation by the Massachusetts Commissioner of Insurance.

2.	Massachusetts Mutual Variable Life Separate Account I is a separate account validly established and maintained by MassMutual in accordance with Massachusetts law.

3.	The Certificates, when properly issued, are a legal and binding obligation of MassMutual, enforceable in accordance with their terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to this Pre-Effective Amendment No. 1.

Very truly yours,

/s/ JOHN E. DEITELBAUM
John E. Deitelbaum
Senior Vice President and Deputy General Counsel
Massachusetts Mutual Life Insurance Company

MassMutual Financial Group is a marketing name for Massachusetts Mutual Life Insurance Company (MassMutual) and its affiliated companies and sales representatives.

Springfield, MA 0111-0001            ●            (413) 788-8411